AMENDMENTS TO BY-LAWS OF AMERICOM USA, INC.


                    The following sections of the
            by-laws of AmeriCom USA, Inc. shall be
            amended to read as follows:

                    Section 2.3.  Election and Term.
            The directors shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the _____ annual meeting of stockholders; the term of the initial Class II directors shall terminate on the date of the ____ annual meeting of stockholders and the term of the initial
            Class III directors shall terminate on the date of the ____ annual meeting of stockholders.

                    At each annual meeting of
            stockholders beginning in ____, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Unless otherwise provided by the Certificate of
            Incorporation, each director elected shall hold office until the annual meeting for the year in which his term expires and until his successor is duly elected and qualified, or until his earlier death, resignation, retirement, disqualification or removal

                    Section 2.4.  Vacancies.  If the
            number of directors is changed, the increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected and in no event shall a decrease in the number of directors shorten the term of any incumbent director.

                    Notwithstanding the foregoing,
            whenever the holders of any one or more
            classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual meeting or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article FOUR of the Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article SIXTEEN of the Certificate of Incorporation unless expressly provided by such terms.

                                    ARTICLE XI
                                 INDEMNIFICATION

                    Section 11.1      Right to
            Indemnification.  The corporation shall
            indemnify and hold harmless, to the fullest extent permitted by the Delaware General
            Corporation Law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a
            "Proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a Director or officer of the corporation or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service as an officer and Director of a subsidiary of the Corporation and service with respect to employee benefit plans, against all liability and loss suffered and expenses
            (including attorneys' fees) reasonably
            incurred by such person. The corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the corporation.

                    Section 11.2      Advancement of
            Expenses. The corporation shall pay the reasonable expenses (including attorneys' fees) incurred in defending any Proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a Director or officer advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Director or officer to repay all amounts advanced if it should be ultimately determined that the Director or officer is not entitled to be indemnified under this Article or otherwise.

                    Section 11.3      Claims.  If a
            claim for indemnification or advancement of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the corporation, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid all of the expense of prosecuting such action. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

                    Section 11.4      Nonexclusivity of
            Rights. The rights conferred on any person by Article 11 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of
            Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

                    Section 11.5      Other
            Indemnification.  The Corporation's
            obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

                    Section 11.6      Amendment or
            Repeal. Any repeal or modification of the foregoing provisions of this Article 11 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.